Exhibit 10.12

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”) is effective as of 12:01 a.m. EST on the 1st day of May, 2008 (“Effective Date”), by and among United States Fire Insurance Company, and The North River Insurance Company (each entity separately and collectively, hereinafter referred to as the “Company”) and Health Insurance Innovations, LLC (hereinafter referred to as the “Administrator”).

WHEREAS, Company is a duly licensed insurance company in various states of the United States; and

WHEREAS, Administrator has substantial expertise in soliciting, marketing, and issuing contracts of insurance for certain coverages as described herein which uniquely meet the insurance needs of certain persons and entities; and

WHEREAS, Company may enter into reinsurance agreements with certain reinsurers (the “Reinsurers”) reinsuring the business contemplated in this Agreement (“Reinsurance Agreement(s)”).

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	APPOINTMENT/AUTHORITY

1.1
Subject to the terms and limitations contained in this Agreement, Company hereby appoints Administrator as its non-exclusive agent for the purpose of Issuance, delivery and administration of policies or contracts of insurance and endorsements thereto (individually a “Policy” or collectively, the “Policies”) within the Territory and on such forms and subject to the conditions and limitations, as set out in Exhibit A, and in accordance with Company’s guidelines, program manuals, procedures, instructions, authority limits, and any memoranda (collectively the “Guidelines”) provided in writing to Administrator from time to time without the need to amend this Agreement, which Guidelines are incorporated herein by this reference.  This appointment shall apply only to Limited Medical (Hospital Indemnity Plans).  Additionally, Company may provide Administrator with memoranda setting out certain policies of Company with regard to the coverage or Policies serviced by Administrator which shall govern Administrator’s conduct including, but not limited to, permitted coverage, character and quality of risk, reporting, policies issued, renewals, cancellations, collections or remittance of premiums and premium refunds, accounting, and record keeping.  Administrator agrees to comply with and be bound by such memoranda without the need to amend this Agreement.

1.2	Subject to the limitations contained in this Agreement, Administrator shall perform all acts necessary to the proper solicitation and servicing of the Policies including:

a.	to solicit and service, Policies on forms approved by Company; and

b.	to issue, countersign, and deliver Policies executed by authorized officers of Company; and

c.	to make endorsements, changes, and modifications to Policies as authorized by Company; and

d.	to timely effect cancellation and non-renewal of Policies in accordance with all Policy terms and applicable law; and

e.	to accept submissions from agents or brokers; however, Administrator shall have no authority to appoint or terminate agents on behalf of Company; and

f.	to perform faithfully the duties set forth herein and to provide any other related activities or services incidental or necessary to the complete servicing of Policies issued hereunder.

1.3
All rate and form filings will be prepared by Company for filing with such insurance departments as Company determines in its sole discretion.  Unless Administrator receives prior written approval of Company to communicate directly with an insurance department, communication and correspondence with the various insurance departments relating to rate and form filings will be solely through Company.

1.4
Nothing contained herein shall create the relationship of employer and employee between Company and Administrator or between Administrator and any other representative of Company.  Except as set forth herein, Company shall have no right of control over Administrator as to the time, means, or manner of Administrator’s performance of its duties hereunder.  Administrator shall conduct itself and its business under the terms of this Agreement solely as an independent contractor.

1.5
Administrator shall be solely responsible for providing all notifications required to be provided by Company or Administrator to governmental agencies or other persons for whom Administrator has certified coverage or provided evidence of insurance, or which are by law entitled to any notices from Company.

1.6	All Company’s rules for reinstatement of Policies shall be followed unless Administrator receives the prior written consent of Company to deviate from such rules.

1.7	Administrator shall have no authority to handle claims arising out of Policies.

II.	TERM OF AGREEMENT

The initial term of this Agreement shall be for a period of one (1) year, commencing on the Effective Date (“Initial Term”), and shall be automatically renewed for successive additional term(s) of one (1) year each (“Successive Term[s]”) unless terminated earlier as set forth in Article VIII below.  The Initial Term and the successive Term(s) shall be referred to individually or collectively as the “Term(s).”

III.	LIMITATIONS OF AUTHORITY

3.1
With respect to the Policies which Administrator is now or may in the future be authorized to solicit, Administrator will not transact, quote, underwrite, rate, or bind under this Agreement.  Administrator will not solicit the following:

a.	risks which are unacceptable in accordance with the express terms of this Agreement, or the Guidelines, or in excess of the authority limits; or

b.	risks which are not in compliance with the applicable forms, rules, rates, or filings of Company according to their exact terms and to the laws and regulations in effect in the Territory; or

c.	risks, coverages, or classes of business that are outside the scope or specific terms of the Reinsurance Agreement(s); or

d.	Multiple Employer Welfare Arrangements, as defined in Section 3(40) of the Employee Retirement Income Security Act of 1974, as amended.

3.2
In the event that Administrator solicits Policies as prohibited by Section 3.1 above without the prior written approval of Company, Administrator will immediately do such things and take such actions as are necessary to remove or to minimize Company’s exposure as an insurer on such unacceptable risks or such excess policy limits.

3.3
Administrator shall have no authority to bind, commit, or enter into agreements on behalf of Company to obtain reinsurance of any type with respect to the Policies, shall have no authority to bind, commit or enter into retrocession’s on behalf of Company, and shall have no authority to commit Company to participate in insurance or reinsurance syndicates.  At Company’s request, Administrator shall participate in obtaining, negotiating, and pricing reinsurance.

3.4	Administrator shall not act as an insurer for any insureds, and this Agreement shall not be construed as an insurance policy or any contract or agreement of indemnity of insureds.

3.5
In the event the Reinsurance Agreement(s) or any portion(s) thereof is canceled, suspended, or amended to reduce the coverage afforded, Administrator’s limits of authority shall be immediately amended to reflect the reduced or canceled treaty capacity.  Additionally, in the event of liquidation, insolvency, or rehabilitation of any Reinsurer, Administrator’s authority to underwrite such Policies shall immediately cease.  Company shall notify Administrator in writing within five working days of receipt of any such reinsurance agreement notification outlined herein.

3.6
Administrator shall not collect payment from a Reinsurer or commit Company to a claim settlement with a Reinsurer without prior approval of Company.  If such prior approval is given, a complete and accurate report shall be promptly forwarded to Company detailing the transaction.

3.7	Administrator shall not permit or extend credit to any insured, policyholder, or sub-producer. Further, Administrator shall not permit or agree to any premium financing.

3.8	Administrator shall not appoint or authorize business to be written by or through other administrators or any managing general underwriters.

3.9	Administrator shall not jointly employ with Company any individual who is employed with Company.

3.10
Except as provided in Section 9.6 of this Agreement, Administrator shall not take legal action in connection with any matter pertaining to the business of Company including, but not limited to, relating to Policies, Administrator shall promptly notify Company of any legal action or written threat of legal action involving Company or Administrator with respect to Policies or any other matters, which are subject to this Agreement.

3.11
Administrator shall not enter into any agreement with an employer which is a policyholder hereunder which would cause Administrator to be considered a fiduciary with respect to any Employee Benefit Plan sponsored by the employer, for purposes of the Employee Retirement Income Security Act of 1974, as amended.

IV.	GENERAL OBLIGATIONS OF ADMINISTRATOR

4.1
Administrator represents and warrants that it is, and will continue to be during the Term of this Agreement and thereafter while providing any continuing services hereunder, authorized and licensed to perform all acts set out in this Agreement and if applicable to the business covered under the Agreement, is further licensed as a surplus lines agent or broker, or if not licensed itself as a surplus lines agent, then Administrator shall act only through a resident surplus lines agent or broker in those states where Company is licensed as a surplus lines insurance company.

4.2	Administrator shall be responsible for full compliance with any and all applicable laws, regulations, rules, and requirements; and the general standards, rules, and regulations of the insurance industry; and all lawful written instructions provided to Administrator from time to time by Company.

4.3
Administrator represents and warrants that (i) it has any and all ownership rights in the business contemplated herein necessary in order to place such business with Company under this Agreement, (ii) the business being solicited under this Agreement is not subject to any other entity’s or person’s claim of interest including, but not limited to, a claim by contract or common law right, and (iii) Administrator’s soliciting business under this Agreement is not in violation of any duty or obligation owed to any other entity or person.

4.4
Administrator shall ensure that any Managing General Agent (MGA), agent, sub-agent, producer, or broker placing business hereunder shall, at all times while placing business hereunder, (i) abides by the Company’s written Guidelines, (ii) is and remains in good standing and is in compliance with all applicable laws, rules, regulations and requirements, (iii) MGA maintains errors and omissions coverage in force in an amount not less than five hundred thousand ($500,000); (iv) is property licensed and, if necessary, appointed with Company.

4.5
Administrator shall supervise all MGAs, agents, sub-agents, and producers who place business through Administrator to ensure the Company’s written Guidelines are adhered, and shall be responsible to Company for all business solicited by such MGAs, agents, sub-agents, producers and brokers.  Administrator shall be responsible for written warrants from all such MGAs, agents, sub-agents’, producers, or brokers acts, errors, and omissions.

4.6
Administrator shall maintain a listing and current copies of (i) the insurance licenses, MGA errors and omissions and fidelity coverages, and (ii) any agreements with any sub-agent, producer, or broker from which Administrator accepts a submission.  At Company’s request, Administrator shall allow Company to review such information, or provide copies to Company of the listing of, and of any agreements with such agents.  Additionally, Administrator shall conduct and, upon request by Company, provide to Company a background check of each such sub agent, producer, and broker.

4.7
Administrator shall contractually obligate that all sub-agents, producers, and brokers are properly licensed and appointed according to Company’s written policy.  Company shall not bear any cost of securing such sub-agents’, producers’, and brokers’ licenses or appointment fees, such sub-agents, producers, or brokers, and all such expenses shall be borne by Administrator.  In any state that requires Company to appoint producers, Administrator shall assist Company in completing all appropriate forms in order to secure such appointments and terminations of such appointments.  Upon notice of termination of this Agreement, whether provided by Administrator or Company, Administrator shall terminate the appointment(s) and authority of the sub-agents, and such termination(s) shall be effective no later than the effective date of termination of this Agreement.  Additionally, Administrator shall notify Company within five (5) days of any sub-agent, producer, or broker that Administrator terminates, and Administrator shall terminate the appointment(s) of the sub-agents, and such termination(s) shall be effective no later than the effective dale of termination of the agreement or authority under Administrator’s agreement with such sub-agents, producers, or brokers.

4.8
On request, Administrator will forward to Company no later than five (5) business days from such request (or such longer period as may be reasonably necessary for Administrator to produce such information) exact copies of any Policy or Policies or other appropriate evidences of insurance written, modified, or cancelled; underwriting and financial documents or other reports written, produced, or received hereunder or relating hereto; policyholder data, or any other information in Administrator’s possession requested by Company relating to the Polices.

4.9
Administrator shall keep separate, true, accurate, and complete records of all transactions including, but not limited to, (i) correspondence with policyholders, producers, sub-producers, brokers, state insurance departments, Reinsurers, and Company, and (ii) any records and accounts relating to rate reviews, Administrator’s audited financial statements, tax forms, and sub-agent commissions.

4.10
During the Term hereof and notwithstanding termination hereto, Administrator’s records and accounts directly related to this Agreement, may be audited, examined, and copied by representatives of Company at any time during normal business hours and shall be made available for examination by Company, reinsurers, or any state insurance department or regulatory body which so requires at Company’s sole cost.  Additionally, Administrator shall permit authorized employees and representatives of Company to review the operations of Administrator, directly related to this Agreement, both at its principal place of business and in the field, in order to evaluate the quality and accuracy of Administrator’s employees and operations.

4.11
With regard to the Policies written, Administrator shall provide in an electronic format, at its expense and within a reasonable time, sufficient information to satisfy reasonable reporting requirements imposed on Company by boards, bureaus, associations, and states to enable Company and reinsurers to file required financial statements and reports with state insurance departments and regulatory bodies.  Company shall provide Administrator with such reporting requirements.

4.12
Administrator and Company shall notify the other within two (2) business days of notice or receipt (or such shorter period as necessary to adequately respond) of any written complaint with any state insurance department or other regulatory authority relating to the Policies, whether against Company, Administrator, producers, sub-agent or brokers.  Administrator shall provide Company with a proposed written response to a complaint and a copy of all documentation relating to such complaint including, but not limited to, a written summary of all facts relevant to such complaint.  Company will then respond, or authorize Administrator to respond, to such complaint in such form as Company determines, in Company’s sole discretion, to be necessary.  The parties will work together to promptly and adequately respond to any such complaint.  Administrator agrees not to contact any state insurance department or other regulatory authority, directly or indirectly, with regard to the Policies, business, rate or form filings, or in any way relating to the business hereto without the prior written consent of Company.

4.13
Except as specifically provided herein, Administrator shall have no authority to delegate any authority contained herein to sub-agents, brokers, producers, sub-producers, or to any other person or entity without the prior written authorization from Company.

4.14
Since Administrator and its employees are independent contractors and not employees of Company, all agency expenses including, but not limited to, Administrator’s office rent; transportation; salaries; utilities; furniture; fixtures; equipment; telephone; attorney or other legal fees; postage; promotional advertising and public relations expenses; printing costs of proposals, records, and reports; and any other documents required to fulfill the obligations of Administrator under this Agreement; commissions, fees, or countersignature fees due to agents, sub-agents, producers, or brokers; and Administrator’s license fees (for both acquiring and maintaining required licenses) and occupational taxes, whether billed to Administrator or Company, shall be the sole liability of Administrator, unless assumption of such expense by Company is agreed to in writing by Company.  Administrator will remit promptly to Company the amount of any such item billed to Company upon notice by Company to Administrator of the charge therefore.

4.15
Administrator shall not charge or commit Company to any expense, agreement, payment, debt, settlement, or obligation other than as expressly provided for herein, without the prior written consent of Company.

4.16
Company and the Third Party Administrator servicing the Policies contained herein shall provide Administrator on a quarterly basis a summary report of Gross Collected Premium, claims paid, known case reserves, and the incurred but not reported (IBNR) by the Company reports requested, for Policies pertaining to this Agreement.  In addition, Company and the Third Party Administrator servicing the Policies shall permit Administrator to inspect or audit any records or files relating to the Policies at Administrator’s expense.

4.17
All supplies and other materials provided to Administrator or authorized by Company to be used by Administrator shall remain the property of Company and shall be returned immediately upon request.  The rates, forms, policies, program manuals, manuals, Guidelines, program analysis, claim and loss information, claims adjusting techniques, underwriting records, personal information of policyholders, and any information as may have been or shall be provided by Company to Administrator shall be considered confidential and proprietary to Company and shall be considered trade secrets of Company (the “Company Confidential information”).  The Company Confidential Information is furnished to Administrator only to facilitate the performance of Administrator’s duties pursuant to this Agreement.  Administrator warrants that any Company Confidential Information provided hereunder shall be used only for the purpose provided herein and that Administrator shall make no other use of such Company Confidential Information.  Administrator agrees to maintain the confidentiality of the Company Confidential Information and shall not cause nor permit any officer, employee, agent, or any third party to use, copy, modify, sell, transfer, cause to be used, copied, modified, sold, or transferred, or otherwise make available the Company Confidential Information, directly or indirectly, except as expressly provided for herein, for any purpose, without prior written consent of Company.  If Company gives Administrator any written authorization to make any disclosure of Company Confidential Information, Administrator will do so only within the limits and to the extent of such written authorization.

Administrator shall be responsible for maintaining the security and integrity of the Company Confidential Information.  Additionally, Administrator shall be responsible to ensure that Administrator’s employees, agents, and representatives are aware of the sensitive and proprietary nature of the Company Confidential Information, of the importance of confidentiality, and of the conditions described in this Agreement.  The term “Company Confidential Information” in this Section 4.17 does not include information which (i) is or becomes voluntarily disclosed to the general public by the Company or its affiliates, (ii) is or becomes independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

This Section 4.17 shall survive termination of this Agreement.

4.18	Administrator shall notify Company in writing:

a.	fifteen (15) days prior to any change of ownership of forty-nine percent (49%) or more of the outstanding stock of Administrator;

b.	fifteen (15) days prior to any change in control of Administrator or the owner of a controlling interest in Administrator not related to the transfer of shares of Administrator; and

c.	within thirty (30) days of any change of any principal officer of Administrator”.

4.19
If Company provides access to Company information or networks through computer access, Administrator shall be responsible for maintaining the security and integrity of such information and at Company’s systems including, but not limited to, using its best efforts to avoid introducing into Company’s systems any virus or other harmful agent.

4.20
Administrator agrees to furnish Company with a balance sheet and profit and loss statement each year as requested by Company, which statements accurately reflect the financial condition of the Administrator.  Such financial information shall be furnished to Company within one hundred twenty (120) days following the close of the fiscal year of Administrator.

4.21
Administrator may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, or in any material disseminated by Administrator without the prior written consent of Company.  Further, Administrator shall provide all marketing materials relating to the business including those used by sub-agents, producers, and brokers, to Company for review and approval prior to publication.  Administrator shall maintain copies and provide an original to Company of any advertisement or other materials relating to the business along with full details concerning where, when, and how if was used.  Administrator shall be liable for any liability of or cost incurred by Company as a result of any unauthorized materials.  Administrator agrees not to utilize any advertising or sales forms and materials referring to Company or its products, which deviate in any manner from those approved in writing by Company.

4.22
Administrator shall comply with any annual maximum and minimum standards of production for premium volume, product mix, and profitability of Policies established by Company from time to time.  Notwithstanding any standards of production, Administrator shall immediately comply upon receipt of any written notice from Company requiring Administrator to cease or suspend writing or binding any new or renewal Policies.

4.23	During the Term, Administrator shall maintain Michael Kosloske as President.

4.24
Administrator and its employees shall not disclose Medical Information (as hereinafter defined) to any third party without the prior written consent of Company.  Administrator shall prohibit authorized third parties from disclosing Medical Information to any third party without the prior written consent of Company.  Administrator and any authorized third party shall obtain the written consent of the individual(s) before disclosing Medical Information.

Administrator and its employees, agents, and authorized third parties to whom Medical Information is disclosed shall hold all Medical Information in trust and confidence and shall use such Medical Information only for the purposes contemplated in this Agreement.  Administrator represents and warrants that Administrator and its employees, agents, and authorized third parties to whom Medical Information is disclosed:

(i) are all aware of the sensitive and proprietary nature of any and all information each may receive with regard to medical care and health of individuals (the “Medical Information”); and

(ii) are all aware of and will comply with any and all applicable laws, regulations, rules, and requirements relating to the Medical Information; and the general standards, rules, and regulations of the insurance industry relating to the Medical Information; and all written instructions provided to Administrator from time to time by Company relating to the Medical Information.

V.	COMPENSATION OF ADMINISTRATOR

5.1
Subject to compliance by Administrator with the terms and conditions of this Agreement, Company shall pay Administrator Commission pursuant to the Commission Schedule attached hereto as Exhibit D and incorporated herein by this reference.

5.2
In the event a Reinsurance Agreement(s) is amended to reduce the ceding commission to Company, the Commission hereunder shall be reduced by a corresponding number of percentage points.  Company shall must confirm in writing to Administrator the reduction of the ceding commission and send a copy of notice to Administrator within ten (10) business days of receipt of notice.

5.3	Commission paid to Administrator on canceled Policies and reduced premiums shall be refunded to Company at the same rate at which such Commission was originally earned by Administrator.

5.4	The Commission set out in herein shall be full compensation for all services rendered by Administrator pursuant to this Agreement.

VI.	GENERAL, RIGHTS AND OBLIGATIONS OF COMPANY

6.1	Company shall cooperate with Administrator to license Administrator and its personnel in the Territory in which Administrator shall be soliciting and underwriting on behalf of Company.

6.2
Subject to the applicable laws and regulations of the Territory, and notwithstanding Section 1.2(e) of this Agreement, Company shall have the right to reject any application or business submitted by Administrator or to modify, cancel, or refuse to renew any business written hereunder and same may be effected by Company requesting Administrator modify any policy/certificate, or give notice of cancellation or non-renewal to the policyholder/certificate holder.  Alternatively, or should Administrator not act within a reasonable time, Company may send such notice directly to the policyholder/certificate holder.

6.3	Company shall have the sole right to respond to any state insurance department complaint or inquiry, after consulting with Administrator as provided herein.

6.4	Company shall not use Administrator’s name, logo, or service mark in connection with any advertising without Administrator’s prior written approval.

6.5
Company may combine or offset any balances or funds owed by Administrator to Company against any balances or funds owed to Administrator by Company under this Agreement or any other agreement between the parties.  Administrator may combine or offset any balances or funds owed by Company to Administrator against any balances or funds owed to Company by Administrator under this Agreement.

6.6	Notwithstanding Agent’s authority to effect cancellation of Policies, Company retains the right to cancel or otherwise terminate a Policy or Policies.

VII.	INSURANCE AND INDEMNITY

7.1
Administrator is required to maintain in full force and effect the following policies issued by an insurer rated no less than “A-” by A.M. Best Company during the Term of this Agreement and thereafter while Administrator has any obligations hereunder:

a.
errors and omissions insurance covering Administrator and its employees in the minimum amount of One Million Dollars ($1,000,000), with a deductible not to exceed One Hundred Thousand Dollars ($100,000);

b.
commercial general liability insurance (including personal injury) covering Administrator and its employees in the minimum amount of One Million Dollars ($1,000,000) single limit per occurrence covering Administrator and its employees;

c.	workers’ compensation insurance in at least the minimum amounts required to be maintained by Administrator by any applicable statute or regulation.

Such insurance shall be maintained by Administrator at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectible insurance available to Company.  Administrator shall provide thirty (30) days prior notification to Company, and Administrator agrees to immediately notify Company when it receives notice of lapse, increased deductibles, decreased coverage, or upon receipt of a notice terminating coverage.  On or before January 30 of each year, at the written request by Company, Administrator shall furnish proof of such insurance.  Administrator further agrees to notify Company of any claim brought under any such policy which arises out of or is connected with the Policies written hereunder.

7.2
At all times hereafter, Administrator hereby agrees to defend, indemnify, and hold Company harmless from and against all claims, actions, and causes of action, liability, or loss which result from any negligent or willful acts, errors, or omissions of Administrator, or, employees, in the performance or breach of duties under this Agreement.  Administrator further agrees that in the event Company is in violation of any state code, statute, regulation, or bulletin due to the negligent or willful acts, errors, or omissions of Administrator, employees of Administrator, then Administrator shall assume the responsibility and liability for such act and shall indemnify and hold Company harmless for such liability and loss.  Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys’ fees and other legal fees, penalties, fines, direct or consequential damages, assessments, verdicts (including punitive damages to the extent permissible by law), and any other expense or expenditure incurred by Company.

This Section 7.2 shall survive termination of this Agreement.

7.3
At all times hereafter, Company hereby agrees to defend, indemnify, and hold Administrator harmless from and against all claims, actions, causes of action, liability, or loss which result from any negligent or willful acts, errors, or omissions of Company, or employees of Company, under this Agreement.  Company further agrees that in the event Administrator is in violation of any state code, statute, regulation, or bulletin due to the negligent or willful acts, errors, or omissions of Company, or the servants or employees of Company, then Company shall assume the responsibility and liability for such act and shall indemnify and hold Administrator harmless for such liability and loss.  Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys’ fees and other legal fees, penalties, fines, direct or consequential damages, assessments, verdicts (including punitive damages to the extent permissible by law), and any other expense or expenditure incurred by Administrator.

This Section 7.3 shall survive termination of this Agreement.

7.4	Upon the assertion by any third party of any claim against a party indemnified hereunder (the “Indemnitee”) that may give rise to liability of a party providing indemnification hereunder (the

“Indemnitor”), the Indemnitee shall promptly notify the Indemnitor, in the manner provided in Section 10.1 of this Agreement, of the existence of such claim and the indemnity claimed; provided, however, that failure to give timely notice shall not be deemed to be a waiver of the claim to the extent that Indemnitor has not been prejudiced by such failure to give timely notice. If the Indemnitor believes in good faith that there is a valid defense to such claim and a reasonable chance of succeeding thereon and notifies the Indemnitee to that effect, the Indemnitee shall give the Indemnitor a reasonable opportunity to defend and/or settle such claim at its own expense and with counsel mutually selected by the Indemnitor and the Indemnitee, or if counsel cannot be mutually selected, then selected by the Indemnitor; provided, however, that if any such settlement would have a substantial adverse effect on the Indemnitee, the Indemnitor shall not settle such claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld.  The Indemnitee shall at all times have the full right to participate in any such defense at its own expense.  If the Indemnitor, within a reasonable time after receiving notice of a claim from the Indemnitee, fails to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim on behalf of, for the account of and at the risk of the Indemnitor.  If the claim is one that cannot by its nature be solely defended by one party, the other party shall make available all such information regarding itself and all assistance as may reasonably be requested by the defending party.

This Section 7.4 shall survive termination of this Agreement.

VIII.	TERMINATION

8.1
At any time during the Term hereof, either party may terminate this Agreement without cause upon given one hundred twenty (120) days prior written notice after the initial one year period.  If this Agreement is terminated pursuant to Section 8.1 Administrators authority to place new Policies or renew Policies shall cease immediately upon receipt of the written notice of termination or sooner as required by law, and Administrator shall immediately cease soliciting and underwriting Policies hereunder, unless Company advises Administrator that such right to place new or renewal Policies continues 30 days after the effective date of termination or upon a date so designated by Company.

8.2
Termination by Company.  Notwithstanding Section 8.1 above, Company may immediately, unless otherwise indicated, upon written notice terminate this Agreement in whole or in part, for cause, which shall include, but is not limited to, the following;

a.
Administrator, or its parent or any affiliated corporation becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Administrator or its parent corporation and remains undismissed for thirty (30) days (Administrator shall immediately notify Company of same); or

b.
Administrator, or the owner of a controlling interest, in Administrator, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, all or substantially all of the stock or assets of Administrator, or any entity controlling Administrator, to a third party without the prior written consent of Company (Administrator shall immediately notify Company of same); or

c.	Administrator fails to maintain a staff qualified to service the Policies or to maintain the quality of services and obligations necessary to operate within this Agreement; or

d.	Administrator engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

e.
Administrator’s license or certificate of authority is cancelled, suspended, or is declined renewal by any regulatory body within the Territory where Administrator transacts or services Policies if, after ninety (90) days, Administrator fails to remedy such loss of license (Administrator shall immediately notify Company of same): or

f.
If Administrator breaches this Agreement after written notice of such breach has been given to Administrator, and Administrator has failed to cure breach within fifteen (15) business days notice period; or

g.	Administrator fails to permit Company to inspect or audit any records or files relating to the Policies; or

h.
Company determines that due to any initiative, referendum, judicial, legislative, or regulatory acts, the business covered under this Agreement becomes illegal, with a written provided to Administrator the Policies are not economically feasible; or

i.	In the event of termination, in whole or in part, of reinsurance of Company relating to the business covered by this Agreement; or

j.	Michael Kosloske fails to continue to act as President; or

k.	Administrator cancels or non-renews fifty percent (50%) of the Policies in order to place such Policies with another carrier; or

l.	Administrator fails to permit Company to inspect or audit files or records relating to administration and the administration process; or

m.	Administrator after written notice from the Company continues to fail to adhere to the terms and conditions of this Agreement after its fifteen (15) business day cure period.

If this Agreement is terminated pursuant to this Section 8.2, Administrator’s authority to place new Policies or renew Policies shall cease immediately, and Administrator shall immediately cease soliciting Policies hereunder.

8.3
Termination by Administrator.  Notwithstanding Section 8.1 above, upon written notice, Administrator may immediately, unless otherwise indicated, terminate this Agreement in whole or in part, for cause, which shall include, but is not limited to, the following:

a.
Company, or its parent or subsidiary or affiliated companies institute or acquiesce in the institution of any bankruptcy, financial reorganization or liquidation proceeding, or any such proceeding is instituted against Company and remains undismissed for thirty (30) days; or

b.
Company’s license or certificate of authority is cancelled or declined renewal by any regulatory body within the Territory where Company is issuing Policies hereunder, if after ninety (90) days Company fails to remedy such loss of license.

c.	Company fails to permit Administrator to inspect or audit reports in Section 4.16 files or records relating to administration and the administration process; or

d.	If Company breaches this Agreement and after written notice of such breach has been given to Company, Company fails to cure breach within fifteen (15) business days notice period;

8.4
Continued Servicing.  For all in force Policies the Administrator agrees that in the event this Agreement is terminated, then Administrator shall, without additional compensation and at no expense to Company, continue to perform all customary and necessary services regarding all Policies, previously issued by Administrator on behalf of Company in accordance with the provisions of this Agreement until all such Policies have been completely cancelled, non-renewed, or otherwise terminated; provided, however, that Company may, in its sole discretion, immediately suspend or terminate Administrator’s continuing service obligation hereunder.

Administrator’s continuing service obligations after termination of the Agreement shall include, but not be limited to:

a.
the issuance and countersignature of appropriate endorsements to Policies when so authorized in writing by Company, provided that such endorsements shall not increase Company’s liability or extend the term of any Policy without prior written approval of Company; and

b.	the timely issuance of all applicable cancellation and/or non-renewal notices in full and complete compliance with the insurance codes or regulations within the Territory where

Administrator was authorized to write for Company and in accordance with any written instructions that may be issued by Company; and

If Administrator fails in any respect to fulfill this continuing service obligation, then Administrator shall reimburse Company any expense incurred by Company to service or arrange for the servicing of the Policies issued by or through Administrator hereunder or such amounts may be offset by Company.

8.5
Upon Company providing written notice of termination to Administrator hereunder, Company is hereby authorized to deal directly with all other licensed persons or entities with respect to the Policies hereunder, including but not limited to, the right to collect from and to return premiums directly to all sub-agents, producers, brokers, or insureds.

8.6
Notwithstanding anything else set forth herein to the contrary, if Administrator breaches this Agreement for any reason whatsoever, and breach remains uncured for fifteen (15) business days, Company may immediately suspend some or all of the authority of Administrator under this Agreement.  Additionally, Company may suspend the authority of Administrator during the pendency of any dispute regarding termination or suspension, and such suspension shall not be considered a default under the terms of this Agreement.  Notice of such suspension may be by, first class mail, or other common method of communication and, upon receipt of such notice, Administrator shall thereupon cease to exercise such power or powers in accordance with such notice.  Nothing herein shall prevent Administrator from being compensated on services performed.

This Section 8.6 shall survive termination of this Agreement.

8.7
If, after termination of this Agreement without cause, Administrator has satisfied all obligations owing to Company under this Agreement, the use and control of expirations on business written under this Agreement, as between Company and Administrator, shall be considered the sole and exclusive property of Administrator.  Company shall have no right of ownership or control of any such business or the expirations of same.  Further, Company shall not communicate to any agent, broker, insurance, or reinsurance company (nor use for itself), for the purpose of solicitation or otherwise, any data, client lists, or expirations pertaining to the business solicited, quoted, bound, or placed under this Agreement.  Notwithstanding the foregoing, all financial, claims, policy, and other records of business covered hereunder shall continue to be maintained by Administrator in accordance with Section 4.5 and 4.6 of this Agreement, provided to Company in accordance with Section 4.4 of this Agreement, and available to Company as provided in Section 4.7 of this Agreement.

If during the Term and following termination of this Agreement, Administrator has not made full payment to Company, Administrator’s insurance policy records, expirations, renewals, and related records shall not be the exclusive property of Administrator, and Company shall be entitled to Administrator’s insurance policy records, and the use and control of expirations, renewals, and related records shall be vested in Company for sale, use, or disposal as Company deems fit.

This Section 8.7 shall survive termination of this Agreement.

8.8
Reinsurance.  Administrator recognizes and agrees that it is the essence of this Agreement that reinsurance agreements satisfactory to Company be in place at all times and that, upon termination or material changes to the terms of any reinsurance agreements, Company shall have authority to terminate this Agreement pursuant to Section 8.2(i).  However, Administrator recognizes and agrees that Company may, at any time, at its sole discretion, determine to retain additional risk or amend or add terms to the reinsurance agreement and that in such event, Administrator shall have no right to terminate this Agreement for cause.

IX.	GENERAL PROVISIONS

9.1
Notice.  Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by first class mail, facsimile, certified mail, or personally delivered.  Notice shall be effective either upon receipt or five (5) days after mailing to the other party, whichever comes first.  Unless changed, the addresses of the respective parties are:

Administrator:

Health Insurance Innovations, LLC 218 East Bearss Avenue Suite 325 Tampa, FL 33613

Attn:	Michael W. Koskloske, President
Phone:	877-376-5831
Fax:	877-376-5832

Company:

Fairmont Specialty, a division of Crum & Forster 5 Christopher Way Eatontown, NJ 07724

Attn:	Gary J. McGeddy, Executive Vice President
Phone:	732-918-4747
Fax:	732-918-4755

9.2
Integration, Waiver, and Amendment.  This Agreement constitutes the entire agreement between Company and Administrator and supersedes any and all other agreements, either oral or written, between Company and Administrator with respect to the Policies.  No waiver by either party to enforce any provision of this Agreement will be effective unless made in writing and signed by an authorized officer of Company and Administrator and shall be effective as to the specifically stated waiver.  No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

9.3
Remedies Not Exclusive.  No right or remedy set forth in this Agreement is exclusive of any other right or remedy but shall be in addition to every other right and remedy given under this Agreement or existing now or hereafter at law or equity.

9.4
Severability.  Wherever possible, each provision of this Agreement will be interpreted in such a manner and to such an extent as to be effective and valid under applicable law.  If any provision is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity.

9.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules regarding conflict of laws.

9.6
Arbitration.  Except as provided in Section 3.10 of this Agreement, all damages and unresolved differences of opinion or disputes between Company and Administrator arising out of or in connection with this Agreement or any transaction hereunder shall be determined by arbitration, in accordance with the rules relating to commercial arbitration of the American Arbitration Association except as modified herein.

The Board of Arbitration (“Board’’) shall consist of one (1) arbitrator chosen by Company, one (1) arbitrator chosen by Administrator, and an umpire chosen as promptly as possible by the two (2) arbitrators.  The arbitrators and umpire shall be financially disinterested and present or former executives of insurance or reinsurance companies.

The party demanding arbitration shall communicate its demand therefore in writing, identifying the nature of the dispute and the name of its arbitrator, to the other.  The other party shall then be bound to name, in writing, its arbitrator within thirty (30) days after receipt of such demand.  Failure or refusal of the other to name its arbitrator within the thirty (30) day time period shall empower the demanding party to name the second arbitrator as well.

If the two (2) arbitrators are unable to agree upon an umpire within thirty (30) days after the second arbitrator is named, either party may petition a court of competent jurisdiction to make appointment of an umpire from candidates submitted by both parties in conformity with the qualifications set out in this Agreement.

The applicant for arbitration shall submit its position in writing within thirty (30) days after selection of the umpire.  The respondent shall submit its written position within thirty (30) days after receipt of the applicant’s position.  The Board may extend any of the time periods set forth above.

The Board is relieved from judicial formalities, and rules of evidence and procedure.  The Board shall have the power to make and determine all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matter which they may consider proper in light of circumstances of the case with regard to pleadings, depositions, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence, whether oral or written, strictly admissible or not as the Board shall think fit.  The Board shall make its decision based on the terms of this Agreement and the custom and usage of the insurance industry.

All rules, orders, acts, and decisions of the Board shall be effective if done by a majority of the Board.  The final determination of the Board shall be made in writing within sixty (60) days of the conclusion of the arbitration.  Any decision shall be final and binding on the parties, and shall not be subject to appeal if either party fails to comply with the Board’s decision, the other party may apply for its enforcement to a court of competent jurisdiction.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire.  The remaining costs of the arbitration proceeding shall be allocated by the Board.

The arbitration proceedings shall convene and be held in the City of Morristown, New Jersey, or such other city mutually agreed upon by the parties.

Nothing contained in this Section 9.6 shall be construed as limiting the ability of Company to suspend the authority of Administrator pursuant to this Agreement.

This Section 9.6 shall survive termination of this Agreement.

9.7
Conformance to Law.  This Agreement and the provisions relating to Commissions shall, without prior notice, be automatically modified to conform with any law or governmental regulation having application to or jurisdiction over the subject matter of the parties hereto, and the parties shall promptly amend the Agreement to comply with such modifications.

9.8
Other Companies.  Administrator agrees to advise Company of existing and future Agency Agreements entered into with other insurance companies with respect to the classes of business covered by this Agreement.

9.9
Non-Assignability/Non-Delegation.  Administrator may neither delegate its duties nor assign its rights under this Agreement, unless otherwise agreed upon and authorized in writing by a Vice President or more senior officer of Company.

9.10	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

9.11	Currency. All amounts due to either party hereunder shall be payable in lawful currency of the United States of America,

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first above written.

Health Insurance Innovations, LLC
By:	/s/ Michael W. Kosloske
Michael W. Kosloske
President

United States Fire Insurance Company The North River Insurance Company
By:	/s/ Gary J. McGeddy
Gary J. McGeddy
Executive Vice President

EXHIBIT A

GUIDELINES

A.      Territory

“Territory” shall be defined as set forth in the Guidelines attached hereto as Addendum No. 1 to this Exhibit A.

B.      Deviations

Coverage with higher limits of liability and deductibles may be issued by Administrator only with the prior written approval of Company.

C.      Authority

The authority and limitations of authority of Administrator including, but not limited to, the authorized lines and maximum limits of liability and deductibles authorized to be serviced by Administrator are set forth in the Guidelines attached hereto as Addendum No. 1 to this Exhibit A.

D.      Forms

Administrator will use the forms and endorsements on file with Company for the authorized lines.

Manuscripted endorsements may be used only with the prior written approval of Company.

ADDENDUM NO. 1 TO EXHIBIT A

GUIDELINES

(Attach Here)

EXHIBIT D

COMMISSION SCHEDULE

A.	Production and Administration Commission. Administrator shall be entitled to a Production and Administration Commission of 0% of Gross Collected Premium.

B.
Sub-Producer Commission.  In addition to the Production and Administration Commission set out above, Administrator may pay a Commission to sub-producers, which Company shall reimburse, but in no event shall this amount exceed 0%.

Quoted Net of Production, Administration and Sub-Producer Commissions – Non-insurance fees, Production Fees and Administration costs are to be added on top of the United States Fire Insurance Company quoted rates.